                          SECURITIES AND EXCHANGE COMMISSION


                               Washington, D.C.  20549

                                  __________________

                                      Form 8-K/A

                                    Amendment No. 1

                                    CURRENT REPORT

                           Pursuant to Section 13 or 15(d)
                        of the Securities Exchange Act of 1934

                                  __________________

    Date  of Report (Date  of earliest event  reported): December 31, 1993

                                  __________________

                                 MERRILL CORPORATION
                (Exact name of registrant as specified in its charter)


               Minnesota                0-14082             41-0946258
               ---------                -------             ----------
          (State of Incorporation)    (Commission       (I.R.S. Employer
                                       File Number)      Identification No.)


                    One Merrill Circle, St. Paul, Minnesota  55108
                    ----------------------------------------------
               (Address of principal executive offices)     (zip code)


       Registrant's telephone  number, including area code:   (612) 646-4501

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          A.   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

               Financial statements of May Printing Company (consisting of balance sheets as of September 30, 1993 and December 31, 1992 and the related statements of operations, stockholders' equity and cash flows for the nine month period ended September 30, 1993 and for the year ended December 31, 1992, respectively, including the accountants' reports thereon) are included in this Report.

          B.   PRO FORMA FINANCIAL INFORMATION.

               Unaudited condensed consolidated pro forma financial statements (consisting of a balance sheet as of October 31, 1993 and statements of operations for the nine month period ended October 31, 1993 and for the year ended January 31, 1993) are included in this Report.

          C.   EXHIBITS.

               2.1 Asset Purchase Agreement, dated as of December 31, 1993, by and among the Purchaser, Registrant, the Company and the Shareholders of the Company.

              23.1       Consent of Coopers & Lybrand, Independent Accountants

              23.2       Consent of Kern, DeWenter, Viere, Ltd., Independent
                         Accountants

              99.1       Press Release of Registrant, dated January 3, 1994.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


          Dated: March 21, 1994         MERRILL CORPORATION
                                        (Registrant)


                                        By    /s/ Steven J. Machov
                                          ---------------------------------
                                                  Steven J. Machov
                                          Vice President and General Counsel

Coopers & Lybrand                                   Certified Public Accountants





                              MAY PRINTING COMPANY
                                 ---------------




                     REPORT ON AUDIT OF FINANCIAL STATEMENTS

               for the nine-month period ended September 30, 1993

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of May Printing Company:

     We have audited the accompanying balance sheet of May Printing Company as of September 30, 1993, and the related statements of operations, changes in stockholders' equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of May Printing Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of May Printing Company as of September 30, 1993, and the results of its operations and its cash flows for the nine-month period then ended in conformity with generally accepted accounting principles.

                                                  /s/COOPERS AND LYBRAND



Minneapolis, Minnesota
November 22, 1993, except as to
    Notes 8 and 10, for which the date
    is December 31, 1993.

                              MAY PRINTING COMPANY

                     BALANCE SHEET, as of September 30, 1993

        ASSETS

Current assets:
  Cash and cash equivalents                               $   667,775
  Bond reserves                                                93,816
  Trade accounts receivable, less allowance
      for doubtful accounts of $110,000                     2,148,592
  Inventories                                               2,920,091
  Other                                                       286,241
                                                        -------------
        Total current assets                                6,116,515
                                                        -------------
Property, plant and equipment, net                          6,632,197

Other assets:
  Bond reserves                                               572,541
  Debt issuance costs, net of
      accumulated amortization of $70,355                     173,992
  Other                                                        45,217
                                                        -------------
          Total assets                                    $13,540,462
                                                        =============
  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt
      and capital lease obligations                           474,143
  Accounts payable                                          1,736,375
  Accrued expenses                                          1,186,259
  Customer deposits                                           334,643
                                                        -------------
        Total current liabilities                           3,731,420

Long-term debt and capital lease obligations,
    less current maturities                                 4,703,481
Deferred compensation                                         776,255
                                                        -------------
        Total liabilities                                   9,211,156
                                                        -------------
Stockholders' equity:
  Common stock, $100 par value, 500 shares
      authorized, 300 shares issued and out-
      standing at September 30, 1993                           30,000
  Retained earnings                                         5,681,972
                                                        -------------
                                                            5,711,972
  Less notes receivable, related parties                   (1,382,666)
                                                        -------------
        Total stockholders' equity                          4,329,306
                                                        -------------
          Total liabilities and stock-
              holders' equity                             $13,540,462
                                                        =============


                     The accompanying notes are an integral
                        part of the financial statements.

                              MAY PRINTING COMPANY

                             STATEMENT OF OPERATIONS

               for the nine-month period ended September 30, 1993



Net sales                                                 $21,461,859

Cost of sales                                              14,256,881
                                                         ------------
        Gross profit                                        7,204,978

Selling, general and administrative                         5,705,760
                                                         ------------
        Income from operations                              1,499,218

Interest expense                                             (382,277)

Other income, net                                             279,437
                                                         ------------

          Net income                                      $ 1,396,378
                                                          -----------
                                                          -----------



                     The accompanying notes are an integral
                        part of the financial statements.

                              MAY PRINTING COMPANY

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

               for the nine-month period ended September 30, 1993


                                                                              Notes
                                  Common Stock                             Receivable,
                               --------------------          Retained        Related
                               Shares        Amount          Earnings        Parties            Total
                               ------        ------          --------      -----------          -----
Balance, January 1,
    1993                       300           $30,000      $ 5,317,914      $(1,358,547)   $ 3,989,367

Distributions to
    stockholders                                           (1,032,320)                     (1,032,320)

Net increase in
    notes receiv-
    able, related
    parties                                                                    (24,119)       (24,119)

Net income                                                  1,396,378                       1,396,378
                               ---           -------      -----------      -----------    -----------

Balance, September 30,
    1993                       300           $30,000      $ 5,681,972      $(1,382,666)   $ 4,329,306
                               ---           -------      -----------      -----------    -----------
                               ---           -------      -----------      -----------    -----------


                     The accompanying notes are an integral
                        part of the financial statements.

                              MAY PRINTING COMPANY

                             STATEMENT OF CASH FLOWS

               for the nine-month period ended September 30, 1993

Cash flows from operating activities:
  Net income                                              $ 1,396,378
  Adjustments to reconcile net income to net
      cash provided by operating activities:
    Depreciation and amortization                             561,412
    Provision for losses on accounts receivable                71,483
    Gain on disposal of equipment                             (45,457)
    Deferred compensation                                     236,000
    Change in operating assets and liabilities:
      Trade receivables                                       111,833
      Inventories                                            (595,474)
      Other current assets                                    (93,417)
      Accounts payable                                        300,623
      Accrued expenses                                        233,885
      Customer deposits                                       (28,570)
                                                          -----------

        Net cash provided by operating activities           2,148,696
                                                          -----------
Cash flows from investing activities:
  Proceeds from sale of equipment                              51,500
  Expenditures for property, plant and equipment             (461,881)
  Other                                                           430
                                                          -----------
        Net cash used in investing activities                (409,951)
                                                          -----------
Cash flows for financing activities:
  Principal repayment on long-term debt and
      capital lease obligations                              (499,146)
  Repayments on notes payable, related parties               (357,500)
  Bond reserves                                               158,411
  Distributions paid to stockholders                       (1,032,320)
  Other                                                       (24,119)
                                                         ------------

        Net cash used in financing activities              (1,754,674)
                                                         ------------
Decrease in cash and cash equivalents                         (15,929)

Cash and cash equivalents, beginning of period                683,704
                                                         ------------
Cash and cash equivalents, end of period                  $   667,775
                                                         ------------
                                                         ------------
Supplemental cash flow disclosure:
  Interest paid                                           $   479,705
                                                         ------------
                                                         ------------

At September 30, 1993, there was $412,546 of accounts payable related to property, plant and equipment expenditures.

                     The accompanying notes are an integral
                        part of the financial statements.

                              MAY PRINTING COMPANY

                          NOTES TO FINANCIAL STATEMENTS


 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF BUSINESS:

     The Company specializes in demand printing of corporate identity and marketing program materials sold primarily to franchised organizations, large corporations and associations.

     The Company's fiscal year end is December 31.

     CASH EQUIVALENTS:

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORIES:

     Inventories, consisting primarily of paper and printed materials, are stated at the lower of cost or market, with cost determined on a last-in, first-out (LIFO) basis. At September 30, 1993, inventories, valued on the LIFO method, approximated $185,000 less than the amount of such inventories valued on the first-in, first-out (FIFO) method. Net income would have been $17,800 less than reported for the nine-month period ended
     September 30, 1993, had the FIFO method been used.

     PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the assets. When assets are sold or retired, related gains or losses are included in the results of operations.

     INCOME TAXES:

     The Company's stockholders have elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code and comparable Minnesota income tax law. Under those provisions, the Company's net income or loss is reported on the individual tax returns of the Company's stockholders. Therefore, no provision or liability for income taxes is reflected in the Company's financial statements.

                                    Continued

                              MAY PRINTING COMPANY

 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, continued:

     DEFERRED FINANCING COSTS:

     Costs incurred in obtaining long-term debt have been capitalized and are being amortized over the term of the related debt on a method that approximates the interest method.

 2.    Selected Financial Statement Data:

                                                    September 30, 1993
                                                    ------------------

  Inventories:
    Raw materials                                          $   683,024
    Work-in-progress                                           596,618
    Semi-finished goods                                      1,640,449
                                                           -----------
                                                           $ 2,920,091
                                                           -----------
                                                           -----------

  Property, plant and equipment:
    Land                                                       148,500
    Building                                                 2,334,009
    Equipment                                                7,989,902
    Construction-in-progress                                   634,758
                                                           -----------
                                                            11,107,169
    Less accumulated depreciation and
        amortization                                        (4,474,972)
                                                           -----------
                                                           $ 6,632,197
                                                           -----------
                                                           -----------

  Accrued expenses:
    Commissions and compensation                               562,371
    Profit-sharing and retirement                              315,000
    Taxes, other than income taxes                             223,629
    Other                                                       85,259
                                                           -----------
                                                           $ 1,186,259
                                                           -----------
                                                           -----------

                                                         For the Nine-
                                                    Month Period Ended
                                                    September 30, 1993
                                                    ------------------
  Other income, net:
    Interest income                                           $125,789
    Gain on sale of equipment                                   45,457
    Other, net                                                 108,191
                                                              --------
                                                              $279,437
                                                              --------
                                                              --------

                                    Continued

 3.  BOND RESERVES:

     Bond reserves at September 30, 1993, consist of the following:

     Bond principal and interest funds                           $ 93,816
     Business loan reserves                                       572,541
                                                                 --------
                                                                 $666,357
                                                                 --------
                                                                 --------

     The Company makes monthly deposits to accounts, established with the bond trustee, for the purpose of repaying principal and interest on industrial development bonds outstanding (Note 4). The amount of the required monthly deposits vary from year to year and are adjusted for interest earned on the business loan reserve accounts, which were established from the proceeds of the bond issues. The business loan reserve accounts are held in trust in the event of default on the bond issues. It is expected that the business loan reserve accounts will be used to make the final payments due on the bonds.

 4.  FINANCIAL AGREEMENTS:

     BANK FINANCING:

     The Company has a financing arrangement with a bank in an amount not to exceed $2 million that expires on May 31, 1994. This arrangement is personally guaranteed by the Company's stockholders and is collateralized by accounts receivable, inventories and a second lien on equipment. The arrangement consists of the following:

     - A $2 million revolving line of credit payable upon demand that bears interest at the prime rate (6% at September 30, 1993). Borrowings on the revolving line of credit are limited to $2 million less the aggregate undrawn face amount of all outstanding letters of credit. At September 30, 1993, no borrowings were outstanding.

     - A $155,000 letter of credit agreement which bears a credit fee of 1% per annum on the undrawn face amount. At September 30, 1993, no letters of credit were outstanding.


                                   Continued

     LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:

     Long-term debt and capital lease obligations at September 30, 1993, consisted of the following:

     Industrial development bonds, due in semi-
          annual installments including interest
          ranging from 7.0% to 8.375% over the life
          of the bonds with the remaining unpaid
          balance due on August 1, 2010;
          collateralized by land, building and
          equipment with a carrying value of
          $5,454,655 at September 30, 1993                           $3,900,000

     Industrial development bonds, due in semi-
          annual installments including interest
          ranging from 6.75% to 10.0% over the life
          of the bonds with the remaining unpaid
          balance due on August 1, 1996;
          collateralized by land, building and
          equipment with a carrying value of
          $5,454,655 at September 30, 1993                              365,000

     Capital lease obligation payable in monthly
          installments of $16,796 through July 1995
          with final payment of $297,250 due August
          1996 bearing imputed interest at 10.6%,
          collateralized by leased equipment with a
          carrying value of $840,000 at September 30,
          1993                                                          578,495

     Other capital lease obligations payable in
          various monthly installments with imputed
          interest ranging from 9.5% to 12.3% to
          December 1996, collateralized by leased
          equipment with a carrying value of
          $337,542 at September 30, 1993                                334,129
                                                                     ----------
                                                                      5,177,624

Less current maturities                                                (474,143)
                                                                     ----------
                                                                     $4,703,481
                                                                     ----------
                                                                     ----------


                                   Continued

     All long-term debt and capital lease obligations are personally guaranteed by the stockholders of the Company.

     The aggregate maturities of long-term debt and capital lease obligations are as follows:

          Year Ending December 31
          -----------------------
          1993 (remaining three months)                    $  60,844
          1994                                               484,848
          1995                                               754,713
          1996                                               340,374
          1997                                               156,845
          1998                                               155,000
          Thereafter                                       3,225,000
                                                          ----------
                                                          $5,177,624
                                                          ----------
                                                          ----------

 5.  LEASES:

     CAPITAL LEASES:

     The Company leases a portion of its plant and office equipment under capital leases. The leases range in terms from 3 to 7 years.

     The cost and accumulated amortization of capital leases at September 30, 1993, are as follows:

     Plant equipment                                      $1,759,098
     Office equipment                                        256,651
                                                          ----------
                                                           2,015,749
     Less accumulated amortization                          (838,207)
                                                          ----------
                                                          $1,177,542
                                                          ----------
                                                          ----------

     OPERATING LEASES:

     The Company also leases warehouse space and plant and office equipment under noncancellable operating leases which expire at various dates through April 1998. Rent expense for the nine-month period ended September 30, 1993, was approximately $227,000.


                                   Continued

     Future minimum rental commitments under noncancellable operating leases are as follows:

          Year Ending December 31                   Operating Leases
          1993 (remaining three months)                $  106,953
          1994                                            427,824
          1995                                            348,353
          1996                                            213,766
          1997                                            173,220
          1998                                            133,866
          Thereafter                                      116,160
                                                       ----------
                                                       $1,520,142
                                                       ----------
                                                       ----------

 6.  RELATED PARTY TRANSACTIONS:

     Notes receivable, related parties are reflected as a reduction of stockholders' equity. At September 30, 1993, notes receivable, related parties, consisted of the following:

     Promissory notes receivable from the stockholders,
          due on demand, bearing interest at 6.5%,
          including $131,078 of accrued interest at
          September 30, 1993                                         $1,283,416


     Promissory notes receivable from May Development
          Company, an affiliate of the Company, due
          on demand, bearing interest at 10.0%,
          including $21,313 of accrued interest at
          September 30, 1993                                             99,250
                                                                     ----------
                                                                     $1,382,666
                                                                     ----------
                                                                     ----------

     The Company leases a warehouse from May Development Company on a month-to-month basis. Total rent expense under this arrangement for the nine-month period ended September 30, 1993 was $97,245.


                                   Continued

 7.  PROFIT SHARING AND RETIREMENT PLANS:

     The Company has a noncontributory profit-sharing plan which covers substantially all employees. Contributions to the plans are at the discretion of the Company's stockholders. The total amount charged to operations for this plan for the nine-month period ended September 30, 1993, was $270,000.

     The Company also sponsors a 401(k) defined contribution benefit plan for substantially all employees. Employer contributions are discretionary. The total amount charged to operations for this plan for the nine-month period ended September 30, 1993, was $45,000.

 8.  DEFERRED COMPENSATION:

     The Company has entered into deferred compensation agreements with certain officers of the Company. These agreements provide that the officers will receive a portion of the increase in net book value of the Company, as defined, as deferred compensation. The officers vest in such amount over a five-year period at varying rates.

     The total amount charged to operations under these deferred compensation agreements for the nine-month period ended September 30, 1993 was $236,000.

     The agreement also provides that the officers will receive a certain percentage of the excess purchase price over the book value if the Company sells its assets or stock prior to or up to one year after termination or retirement of the officers. As a result of the transaction described in
     Note 10, deferred compensation increased by approximately $1.4 million as a result of the sale.

 9.  SIGNIFICANT CUSTOMERS:

     The Company is licensed by three companies to sell to their franchisees. During the nine-month period ended September 30, 1993, the Company had net sales to these three companies and their franchisees totaling 28%, 20% and 16%, respectively, of net sales.


                                   Continued

10.  SUBSEQUENT EVENT:

     On December 31, 1993, the Company sold substantially all of its operating assets and the purchaser assumed $5.1 million of the Company's liabilities in exchange for $15.4 million in cash and a promissory note receivable for $2.5 million.

     The agreement also calls for an additional contingent amount, not to exceed $2 million, which is based on pre-tax earnings for the twelve months ending January 31, 1995, as defined in the purchase agreement, generated from the sold assets.

                              MAY PRINTING COMPANY

                              St. Cloud, Minnesota


                          AUDITED FINANCIAL STATEMENTS


                                      As of


                                December 31, 1992

                                    CONTENTS


Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . .    2

Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Statement of Income. . . . . . . . . . . . . . . . . . . . . . . . . .    4

Statement of Changes in Stockholders' Equity . . . . . . . . . . . . .    5

Statement of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . .    6

Notes to the Financial Statements. . . . . . . . . . . . . . . . . . .    7

Independent Auditors' Report on Additional Information . . . . . . . .   13

Schedule of Selling, General and Administrative Expenses . . . . . . .   14

Schedule of Property and Equipment . . . . . . . . . . . . . . . . . .   15

                                           January 28, 1993, except for Note L,
                                         as to which the date is March 15, 1994



                          INDEPENDENT AUDITORS' REPORT




Board of Directors
May Printing Company
St. Cloud, Minnesota


We have audited the accompanying balance sheet of May Printing Company as of December 31, 1992, and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of May Printing Company as of December 31, 1992, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note L to the financial statements, the Company's Balance Sheet has been reclassified to reflect the amounts due from related parties as a reduction in stockholders' equity. This format has been presented to facilitate a filing with the Securities and Exchange Commission in association with the sale of the Company's assets and liabilities to a publicly held company.




                                        /s/ KERN, DEWENTER, VIERE, LTD.
                                       ---------------------------------
                                            KERN, DEWENTER, VIERE, LTD.

                              MAY PRINTING COMPANY

                                  BALANCE SHEET
                                December 31, 1992


                                     ASSETS


CURRENT ASSETS:
   Cash and Cash Equivalents                                       $    683,704
   Restricted Cash (Note A)                                             252,227
   Accounts Receivable, Less Allowance for Doubtful
    Accounts of $ 57,355 (Note A)                                     2,331,908
   Inventories (Notes B and C)                                        2,324,617
   Other Receivables                                                    123,362
   Prepaid Expenses                                                      69,462
                                                                     ----------
      Total Current Assets                                            5,785,280

PROPERTY AND EQUIPMENT
 (NOTES A, C and D):
   Land                                                                 148,500
   Building                                                           2,326,365
   Plant Equipment                                                    6,836,505
   Office Equipment                                                     985,645
   Leasehold Improvements                                                12,301
   Vehicles                                                              91,059
                                                                     ----------
                                                                     10,400,375
   Less:  Accumulated Depreciation                                   (4,093,695)
                                                                     ----------
      Net Property and Equipment                                      6,306,680

OTHER ASSETS:
   Covenant not to Compete, Less Accumulated
    Amortization of $ 10,842 (Note A)                                    19,158
   Debt Issue Costs, Less Accumulated Amortization
    of $ 59,317 (Note A)                                                185,030
   Loan Reserve Account (Note A)                                        572,541
   Cash Surrender Value of Officers' Life Insurance                      29,677
   Lease Deposits                                                         4,319
                                                                     ----------
      Total Other Assets                                                810,725
                                                                     ----------

         TOTAL ASSETS                                              $ 12,902,685
                                                                     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
   Notes Payable (Note C)                                          $    357,500
   Current Maturities of Long-Term Debt (Note D)                        555,963
   Deposits on Orders                                                   363,213
   Accounts Payable                                                   1,023,206
   Accrued Payroll                                                      120,680
   Property Taxes Payable                                               175,104
   Accrued Interest                                                     160,721
   Accrued Profit-Sharing Contributions                                 377,458
   Other Current Liabilities                                            118,411
                                                                     ----------
      Total Current Liabilities                                       3,252,256


DEFERRED COMPENSATION (NOTE I)                                          540,255


LONG-TERM DEBT, LESS CURRENT MATURITIES (NOTE D)                      5,120,807
                                                                     ----------
    Total Liabilities                                                 8,913,318


STOCKHOLDERS' EQUITY:
   Common Stock, $ 100 Par Value, 500 Shares
    Authorized, 300 Shares Issued and Outstanding                        30,000
   Retained Earnings                                                  5,317,914
                                                                     ----------
      Total Stockholders' Equity                                      5,347,914
   Due from Related Parties (Notes E and L)                          (1,358,547)
                                                                     ----------
                                                                      3,989,367
                                                                     ----------



         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 12,902,685
                                                                     ==========





The notes to the financial statements are an integral part of this statement.

                              MAY PRINTING COMPANY

                               STATEMENT OF INCOME
                      For the Year Ended December 31, 1992



NET SALES (NOTE H)                                                 $ 27,215,064


COST OF SALES                                                        17,588,283
                                                                     ----------

GROSS PROFIT                                                          9,626,781


OPERATING EXPENSES:

   Selling Expenses                                                   5,078,198

   General and Administrative Expenses                                1,974,209
                                                                     ----------
      Total Operating Expenses                                        7,052,407
                                                                     ----------

NET INCOME FROM OPERATIONS                                            2,574,374

OTHER INCOME (EXPENSE):
   Interest Expense                                                    (603,696)
   Other Expenses                                                       (30,739)
   Interest Income                                                      134,886
   Miscellaneous Income                                                  36,360
   Gain on Disposal of Equipment                                         18,746
                                                                     ----------
      Total Other Income (Expense)                                     (444,443)
                                                                     ----------


NET INCOME                                                         $  2,129,931
                                                                     ==========





The notes to the financial statements are an integral part of this statement.

                              MAY PRINTING COMPANY

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                        Common Stock
                                     ----------------     Retained
                                     Shares    Amount     Earnings     Total
                                     ------  --------  -----------  -----------

BALANCE - December 31, 1991             300  $ 30,000  $ 4,363,247  $ 4,393,247

     Distributions                      -         -     (1,175,264)  (1,175,264)

     Net Income                         -         -      2,129,931    2,129,931
                                     ------  --------  -----------   ----------
BALANCE - December 31, 1992             300  $ 30,000  $ 5,317,914  $ 5,347,914
                                     ======  ========  ===========   ==========





The notes to the financial statements are an integral part of this statement.

                              MAY PRINTING COMPANY

                             STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 1992
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                                    $ 2,129,931
     Adjustments to Reconcile Net Income to Net
      Cash Provided by Operating Activities:
       Depreciation and Amortization                                   834,508
       Change in Allowance for Doubtful Accounts                        11,510
       (Gain) on Disposal of Equipment                                 (18,746)
       Deferred Compensation                                           176,171
       Change in Assets and Liabilities:
         (Increase) in Receivables                                    (690,545)
         Decrease in Inventories                                        65,377
         Decrease in Prepaid Expenses and Other
          Receivables                                                   15,352
         (Decrease) in Accounts Payable                                (12,501)
         (Decrease) in Accrued Payroll                                (206,007)
         Increase in Accrued Profit Sharing
          Contributions                                                229,036
         Increase in Other Liabilities                                 178,849
                                                                   -----------
           Total Adjustments                                           583,004
                                                                   -----------

Net Cash Provided by Operating Activities                            2,712,935

CASH FLOWS FROM INVESTING ACTIVITIES:
     (Increase) in Cash Surrender Value                                 (3,674)
     Lease Deposits                                                     (3,619)
     Proceeds from Sale of Equipment                                    55,300
     Capital Expenditures                                              (98,059)
     Net Change in Loan Reserve and Restricted Cash                    177,826
                                                                   -----------
Net Cash Provided by Investing Activities                              127,774

CASH FLOWS FOR FINANCING ACTIVITIES:
     Principal Payments on Long-Term Debt                           (1,017,928)
     Due from Related Parties                                          194,819
     Payments on Notes Payable                                        (207,500)
     Stockholder Distributions                                      (1,175,264)
                                                                   -----------
Net Cash Used by Financing Activities                               (2,205,873)
                                                                   -----------

Net Increase in Cash and Cash Equivalents                              634,836

Cash and Cash Equivalents, Beginning of Year                            48,868
                                                                   -----------

Cash and Cash Equivalents, End of Year                             $   683,704
                                                                   ===========




The notes to the financial statements are an integral part of this statement.

                              MAY PRINTING COMPANY
                        NOTE TO THE FINANCIAL STATEMENTS
                                December 31, 1992

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


RESTRICTED CASH
Restricted cash represents funds on deposit for principle and interest payments on the bonds payable to First National Bank of Minneapolis - as trustee. (See Note D).

CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the Company considers cash in banks and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Supplemental disclosure of cash flow information:


                                                            For the Year Ended
                                                             December 31, 1992
                                                            ------------------

     Cash Paid For:
       Interest                                                  $ 614,654
       Income Taxes                                                    -

During the year, the Company acquired $ 262,670 of equipment with a capital lease and sold equipment via $60,000 of receivables.

RECEIVABLES
Accounts receivable are shown net of an allowance for doubtful accounts. Allowance for losses arising from uncollectible customer accounts receivable is based on historical bad debt experience and an evaluation of periodic agings of the accounts.

The accounts receivable of the Company are as a result of the Company extending credit to its customers.

INVENTORIES
Inventories are valued at cost (last-in, first out method), which does not exceed market. (See Note B).

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method for financial reporting purposes. For income tax purposes, assets are depreciated using the straight-line and accelerated methods. Charges to income for the year ended December 31, 1992 were $ 809,783.

DEBT ISSUE COSTS
Debt issue costs are associated with the issue of long-term debt and are being amortized on a straight-line basis over 10 and 20 years. Amortization expense for the year ended December 31, 1992 was $ 14,717.

                              MAY PRINTING COMPANY

                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 1992
                                   (Continued)


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COVENANT NOT TO COMPETE
The covenant not to compete is being amortized over 36 months using the straight-line method. Charges to income for the year ended December 31, 1992, amounted to $ 10,008.

LOAN RESERVE ACCOUNT
The loan reserve account represents funds on deposit to secure long-term debt repayment.

S-CORPORATION ELECTION
The Company, with the consent of its stockholders, has elected, under Subchapter 'S' of the Internal Revenue Code, to be treated substantially as a partnership for income tax purposes. As a result, the stockholders will report the entire corporate taxable income or loss on their individual tax returns.


NOTE B - LIFO INVENTORY VALUATION

Inventories are valued at cost using the last-in, first-out method. If the first-in, first-out (FIFO) method of inventory accounting had been used by the Company, inventories would have been $ 204,616 higher than reported at December 31, 1992.


NOTE C - NOTES PAYABLE

Thomas L. May -
 12% demand note, interest payable monthly
 unsecured                                                           $  150,000

J. Scott May -
 12% demand note, interest payable monthly,
  unsecured                                                             207,500
                                                                        -------

                                                                     $  357,500
                                                                        =======

The Company also has a $ 2,000,000 line-of-credit with First American National Bank due May, 1993. Interest is payable at a variable rate (7% at December 31, 1992). No amounts were drawn upon the line at December 31, 1992.

                              MAY PRINTING COMPANY

                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 1992
                                   (Continued)


NOTE D - LONG-TERM DEBT

First National Bank of Minneapolis - As Trustee -
 Payable in variable annual installments
 at interest rates varying from 6 3/4% to 10%,
 secured by property and equipment and
 stockholder guarantees, due August, 1996                           $   470,000

 Payable in variable annual installments of
 interest rates varying from 7% to 8.375%,
 secured by property and equipment and stockholder
 guarantees, due August, 2010                                         4,010,000

Fleet Credit Corporation -
 Payable in variable monthly installments of $ 16,796
 at a rate of 10.597% due August, 1995 in a balloon
 payment, secured by 6 color press                                      679,867

 Payable in monthly installments of $ 1,928,
 including interest at 11.2%, secured by a computer,
 due May, 1995 in a balloon payment                                      62,681

 Payable in monthly installments of $ 553,
 including interest at 11.2%, secured by a computer
 due May, 1995 in a balloon payment                                      17,967

 Payable in monthly installments of $ 548,
 including interest at 12.362%, secured by a computer,
 due May, 1995 in a balloon payment                                      16,689

First Bank System -
 Equipment leases, payable in monthly payment of $6,222,
 at interest of 9.915%, the final lease due June, 1993,
 when a balloon of $ 67,395 is due, secured by the leased
 equipment                                                              110,562

Merchants Capital Resources -
 Various equipment leases, payable in an aggregate
 monthly payment of $ 2,135, at interest rates
 of 11.952% and 12.071%, the final lease due
 March, 1996, secured by the leased equipment                            67,759

                              MAY PRINTING COMPANY

                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 1992
                                   (Continued)


NOTE D - LONG-TERM DEBT (Continued)

Eastman Kodak Credit Corporation -
 Equipment lease payable in a monthly installment
 of $ 575, including interest at 9.456%, due
 September, 1996, secured by the leased equipment                   $    21,706

 Equipment lease payable in a monthly installment
 of $ 5,511, including interest at 9.456%, due
 December, 1996, secured by the leased equipment                        219,539
                                                                      ---------
                                                                      5,676,770
Less:  Current Maturities                                               555,963
                                                                      ---------

   Total Long-Term Debt                                             $ 5,120,807
                                                                      =========

The following is a schedule of the maturities of the long-term debt as of December 31, 1992:



          YEAR ENDING DECEMBER 31:

                     1993                            $   555,963
                     1994                                485,254
                     1995                                765,565
                     1996                                344,988
                     1997                                145,000
               Thereafter                              3,380,000
                                                       ---------

                  Total                              $ 5,676,770
                                                       =========

NOTE E - RELATED PARTY TRANSACTIONS

The Company's common stock is equally owned by Thomas L. May and J. Scott May, who are partners in May Development. The following summarizes the material payable to/receivable from each as of December 31, 1992:



THOMAS L. MAY
   Receivable                                        $    20,212
   Note Payable (Note C)                                 150,000

J. SCOTT MAY
   Receivable                                             14,855
   Note Payable (Note C)                                 207,500

MAY DEVELOPMENT
   Receivable                                             96,240

THOMAS L. and J. SCOTT MAY
   Note Receivable and Accrued Interest                1,227,240


                              MAY PRINTING COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1992
                                   (Continued)


NOTE E - RELATED PARTY TRANSACTIONS (Continued)

The Company's former operating facility is rented from an entity related through common ownership and management (May Development). Total rentals paid to this entity for the year ended December 31, 1992 was $ 111,660. The Company will continue to pay rent of $ 10,805 per month to May Development until the facility is sold.


NOTE F - SALARY CONTINUATION PLAN

In 1974, the Company entered into agreements with the two senior officers to provide, for ten years after retirement, a salary continuation of $ 25,000 per year for each. The amounts are subject to annual increases based on the consumer price index. Total expenses under this agreement for the year ended December 31, 1992 was $ 42,994.


NOTE G - PROFIT SHARING

The Company has a profit sharing plan covering all employees 21 years of age with one year of service and not covered by a collective bargaining agreement. Contributions made for the year ended December 31, 1992 were $ 308,593. The Company also contributes to a 401(k) plan based on a percentage of employee contributions. Contributions for the year ended December 31, 1992 were $68,865.


NOTE H - MAJOR CUSTOMERS

During the year ended December 31, 1992, the Company was licensed by three companies to sell to their member affiliates (there are several thousand independently owned and operated affiliates). Sales to these affiliates were of a substantial nature in relation to the Company's total sales. Aggregate sales to these affiliates were $ 16,504,188.


NOTE I - DEFERRED COMPENSATION

The Company has entered into deferred compensation agreements with certain of its key employees. The agreements call for the employees to receive a certain percentage of the income of the Company. The deferred compensation vests in varying percentages. The total expense charged to income for the year ended December 31, 1992 was $ 176,171.

                              MAY PRINTING COMPANY

                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 1992
                                   (Continued)


NOTE J - OPERATING LEASES

The Company leases certain of its equipment and vehicles under leases classified as operating leases, the last of which expires in 1996. Total lease expenses under these leases for 1992 were $ 95,969.

Minimum future rental payments under non-cancelable operating leases having initial or remaining terms in excess of one year as of December 31, 1992 are:



     YEAR ENDING DECEMBER 31:

              1993                                          $ 193,142
              1994                                            181,706
              1995                                            151,351
              1996                                             34,841
              1997                                                -
                                                              -------

                 Total minimum future rental payments       $ 561,040
                                                              =======



NOTE K - SUBSEQUENT EVENT

Subsequent to year-end, the Company entered into an equipment lease classified as an operating lease. The lease is for five years and requires payments of $1,522.


NOTE L - BALANCE SHEET PRESENTATION

In 1993 the Company sold substantially all of its assets and liabilities. As a result of this sale, the Company's Balance Sheet is being reclassified to comply with SEC regulations for an 8-K filing which will include the Company's financial statements.

The amounts due from related parties, originally classified as assets (Note E), have been presented in the reclassified Balance Sheet as a reduction in stockholders' equity. This presentation is one of format only as a distribution to the stockholders had not occurred as of the date of the Balance Sheet. Certain of the Company's long-term debt obligations contain covenants which would prohibit the actual distributions of these amounts.

                               MERRILL CORPORATION
                                       AND
                              MAY PRINTING COMPANY

     PRO FORMA COMBINED CONDENSED BALANCE SHEET AND STATEMENTS OF OPERATIONS
                                   (Unaudited)

                             ----------------------

   The following unaudited pro forma combined condensed balance sheet at October 31, 1993 and statements of operations for the nine-months ended October 31, 1993 and the year ended January 31, 1993 were prepared to illustrate the effects on the financial position and the results of continuing operations of Merrill Corporation and May Printing Company, using the purchase method of accounting and the assumptions described in the accompanying notes and assuming the acquisition had occurred on February 1, 1992. The unaudited pro forma combined condensed balance sheet and statements of operations are not necessarily indicative of the combined financial position or results of operations as they may be in the future or as they might have been for the periods presented had the acquisition been effective at February 1, 1992. The unaudited pro forma combined condensed balance sheet and statements of operations and accompanying notes should be read in conjunction with the historical consolidated financial statements of Merrill Corporation and the historical financial statements of May Printing Company, including the notes to such financial statements. The pro forma adjustments are based upon available information and upon certain assumptions that Merrill Corporation believes are reasonable in the circumstances.

MERRILL CORPORATION AND
MAY PRINTING COMPANY
PRO FORMA COMBINED CONDENSED BALANCE SHEET as of October 31, 1993
(Unaudited)

(in thousands)




                                               Merrill   May Printing              Pro Forma
                                             Corporation   Company    Adjustments  Combined

Current assets:
  Cash and cash equivalents                      $12,626       $667   ($13,293)(A)       $0
  Trade receivable, net                           34,633      2,149                  36,782
  Inventories                                     12,614      2,920        580 (D)   16,114
  Other                                            2,020        380                   2,400
                                               ---------   --------   --------     --------

Total current assets                              61,893      6,116    (12,713)      55,296
Property, plant and equipment, net                16,575      6,632      1,322 (D)   24,529
Goodwill                                           1,027                10,872 (E)   11,899
Other                                              1,310        791                   2,101
                                               ---------   --------   --------     --------

Total assets                                     $80,805    $13,539      ($519)     $93,825
                                               =========   ========   ========     ========
Current liabilities:
  Notes payable                                                          4,796 (A)    4,796
  Accounts payable                                14,226      1,736                  15,962
  Accrued expenses                                11,079      1,187       (500)(C)   11,766
  Other                                            2,821        809                   3,630
                                               ---------   --------   --------     --------

Total current liabilities                         28,126      3,732      4,296       36,154
Other                                              2,927      5,479       (487)(C)    7,919

Shareholders' equity
  Common stock                                        74         30        (30)(B)       74
  Additional paid in capital                      12,303                             12,303
  Retained earnings                               37,375      4,298     (4,298)(B)   37,375
                                               ---------   --------   --------     --------

  Total Shareholders' equity                      49,752      4,328     (4,328)      49,752
                                               ---------   --------   --------     --------

Total liabilities and shareholders' equity       $80,805    $13,539      ($519)     $93,825
                                               =========   ========   ========     ========


MERRILL CORPORATION
NOTES TO THE PRO FORMA COMBINED CONDENSED BALANCE SHEET AT OCTOBER 31, 1993

(A) The Pro Forma Financial Statements assume a purchase price of $26,313. The pro forma Financial Statements assume the purchase price is funded as follows (in thousands of dollars):

Utilization of cash and cash equivalents               $13,293
Proceeds from notes payable                              4,796
Assumption of May Printing Company's liabilities         8,224
                                                       -------
                                                       $26,313
                                                       =======

(B) To eliminate May Printing Company's historical equity.

(C) To eliminate liabilities not assumed by Merrill Corporation.

(D) To adjust to estimated fair market value.

(E) To record purchase price in excess of estimated fair market value of net assets acquired.

MERRILL CORPORATION AND
MAY PRINTING COMPANY
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS for the nine month period ended October 31, 1993
(Unaudited)

(in thousands, except per share data)




                                                           Merrill   May Printing              Pro Forma
                                                         Corporation   Company    Adjustments  Combined

Revenue                                                     $128,697    $21,462                 $150,159
Cost of sales                                                 81,912     14,257     $  254 (2)    96,423
                                                            --------    -------     ------      --------

  Gross profit                                                46,785      7,205       (254)       53,736
Selling, general and administrative expenses                  30,393      5,706        524 (3)    36,323
                                                                                      (300)(4)
                                                            --------    -------     ------      --------

  Operating income                                            16,392      1,499       (478)       17,413
Other income (expense)                                            37       (382)      (195)(5)      (726)
                                                                                      (186)(6)
                                                            --------    -------     ------      --------

Income before provision for income taxes and
  cumulative effect of change in accounting for
   income taxes                                               16,429      1,117       (859)       16,687
Provision for income taxes                                     6,595          0        133 (7)     6,728
                                                            --------    -------    -------      --------

Income before cumulative effect of change in
   accounting for income taxes                                 9,834      1,117       (992)        9,959
Cumulative effect of change in accounting for

     income taxes                                                 177         0                      177
                                                            --------    -------    -------      --------

       Net income                                            $10,011     $1,117    $  (992)      $10,136
                                                            ========    =======    =======      ========
Income per common and common equivalent
  share:
     Before cumulative effect of change in
           accounting for income taxes                         $1.24                               $1.25
      Cumulative effect of change in accounting
           for income taxes                                     0.02                                0.02
                                                            --------                            --------

       Net income                                              $1.26                               $1.27
                                                            ========                            ========

Dividends per common share                                    $0.075                              $0.075
                                                            ========                            ========

Weighted average number of common and
 common equivalent shares outstanding:                     7,945,756                30,034 (8) 7,975,790
                                                           =========               =======     =========



MERRILL CORPORATION AND
MAY PRINTING COMPANY
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS for the year ended Janaury 31, 1993
(Unaudited)

(in thousands, except per share data)




                                             Merrill      May Printing                  Pro Forma
                                           Corporation      Company      Adjustments    Combined
Revenue                                       $147,716       $27,215                    $174,931
Cost of sales                                   98,119        17,588     $  339 (1)(2)   116,046
                                              --------       -------     ------         --------

  Gross profit                                  49,597         9,627       (339)          58,885
Selling, general and administrative expens      35,474         7,053        699 (3)       42,826
                                                                           (400)(4)
                                              --------       -------     ------         --------

  Operating income                              14,123         2,574       (638)          16,059
Other income (expense)                              41          (444)      (260)(5)         (912)
                                                                           (249)(6)
                                              --------       -------     ------         --------

  Income before provision for income taxes      14,164         2,130     (1,147)          15,147
Provision for income taxes                       5,565             0        393 (7)        5,958
                                              --------       -------     ------         --------

   Net income                                   $8,599        $2,130    $(1,540)          $9,189
                                              ========       =======     ======         ========

Income per common and common equivalent          $1.12                                     $1.19
  share:                                      ========                                     =====


Weighted average number of common and        7,695,113                      760 (8)    7,695,873
 common equivalent shares outstanding:       =========                   ======        =========





MERRILL CORPORATION
NOTES TO THE PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS For The Nine-Month Period Ended October 31, 1993 And
The Year Ended January 31, 1993.

(1) Additional costs of approximately $580,000 annually and in the period following the acquisitions associated with the increase in estimated fair market value of inventories have been omitted in determining pro forma results of operations.

(2) To reflect additional depreciation of $339,000 annually and $254,000 for the nine months ended October 31, 1993, related to the increase in the fair market value of property, plant and equipment.

(3) To reflect additional amortization of $669,000 annually and $524,000 for the nine months ended October 31, 1993, related to goodwill.

(4) Reduction in expenses of $400,000 annually and $300,000 for the nine months ended October 31, 1993, for the elimination of executive positions that will not be incurred in the consolidated entity.

(5) To reflect estimated increase in interest expense of $260,000 annually and $195,000 for the nine months ended October 31, 1993 resulting from increased borrowings under notes payable to purchase the assets of May Printing Company.

(6) To reflect estimated decrease in interest income of $249,000 annually and $186,000 for the nine months ended October 31, 1993 resulting from decrease in cash and cash equivalents to purchase the assets of May Printing Company.

(7) To reflect income taxes at a rate of 40% on the pro forma combined results of operations.

(8) To reflect additional common equivalent shares as a result of granting stock options at fair market value in conjunction with the purchase of assets of May Printing Company.

                                 EXHIBIT INDEX


Exhibit                                                                 Method
  No.                       Description                                of Filing
- ------                      -----------                                ---------
 2.1       Asset Purchase Agreement, dated as of December 31,
           1993, by and among the Purchaser, Registrant, the
           Company and the Shareholders of the Company. . . .     Incorporated by reference
                                                                  herein to Exhibit 2.1 to the
                                                                  Registrant's Form 8-K filed
                                                                  January 18, 1994.

23.1       Consent of Coopers & Lybrand,
           Independent Accountants. . . . . . . . . . . . . .     Filed electronically with
                                                                  this Direct Transmission

23.2       Consent of Kern, DeWenter, Viere, Ltd.,
           Independent Accountants. . . . . . . . . . . . . .     Filed electronically with
                                                                  this Direct Transmission

99.1       Press Release of Registrant, dated January 3,
           1994 . . . . . . . . . . . . . . . . . . . . . . .     Incorporated by reference
                                                                  herein to Exhibit 99.1 to the
                                                                  Registrant's Form 8-K filed
                                                                  January 18, 1994.